EXHIBIT 10.60

FINDERS AGREEMENT

This Finders Agreement (“Agreement”) made this 13th day of June, 2009 in Albuquerque, New Mexico, shall serve as the complete and final understanding by and between Santa Fe Gold Corporation (the “Company”), 1128 Pennsylvania Avenue NE, Suite 200, Albuquerque, New Mexico 87110 and Jackie E. Stephens (“Stephens”), 6845 North Magic Lane, Tucson, Arizona 85704.

WHEREAS, Stephens is an experienced geologist and exploration manager and has personal knowledge of the geology and mineralization of the Pilar Gold Property in Sonora, Mexico, consisting of the Guadalupana and the La Sonora concessions containing approximately 100 hectares; and

WHEREAS, Stephens and his associates Greg Smith, John Ryan, Howard Crosby and Julian Bennett (“Finders”) introduced the Company to the Pilar Gold Property; and

WHEREAS, on June 13, 2009, the Company’s subsidiary Minera Sandia S.A. de C.V. entered into an option contract with Minera de Suaqui Grande S. de R.L. de C.V. (“MSG Contract”) to purchase the Pilar Gold Property, a copy of which option contract is attached to this Agreement;

THEREFORE, in consideration of the mutual promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the Company and Stephens agree as follows:

1.

At the Company’s request, Stephens shall act as the Company’s representative in Sonora, Mexico and shall administer and manage exploration work on the Pilar Gold Property and shall identify other properties for potential acquisition by the Company. For specific assignments carried out on behalf of the Company, to be agreed in advance between the Company and Stephens, the Company will pay Stephens at a consulting rate of $400 per day. It is understood that this Agreement does not restrict Stephens with respect to other exploration activities with which he may be involved.

2.	Upon execution of this Agreement, the Company shall forthwith arrange for 25,000 shares of the Company’s restricted common stock to be issued to Stephens.

3.	Within 60 days of execution of this Agreement, the Company shall pay Stephens $15,000 in cash, $5,000 of which shall be paid within 5 business days of execution of this Agreement.

4.	Within sixty days of execution of this Agreement, the Company will pay on behalf of Stephens certain currently outstanding expenses, as follows:

Trax: Dozer work	$7,200	(pay w/ 7,200 shares)
Stephens: Back pay plus expenses	10,200	(pay w/ 10,200 shares)
Julian Bennett: Negotiating agreements	2,000	(pay w/ cash)
Other expenses: Various	$9,150	(pay w/ cash)

5.

If the MSG Contract remains in effect after March 13, 2010, the Company will make payments to Finders. The payments to Finders will commence with the option payment due March 13, 2010 under the MSG Contract. The payments to Finders will be based on the amounts of option and purchase payments made under the MSG Contract, and will be made within five business days after those made under the MSG Contract. The Company may make the payments to Finders in cash or in the Company’s restricted common stock or a combination thereof, subject to Stephens’ right to elect that up to 25% of any payments to him be made in cash. If paid in stock, such stock shall be valued at the greater of $1.00 per share or 85% of the five day volume weighted average price of the Company’s common stock immediately preceding the date payment is made under the MSG Contract.

6.	Finders’ payments referred to in the previous clause shall be allocated as follows: Stephens, 81%; Greg Smith, 5%; John Ryan, 5%; Howard Crosby, 5%; and Julian Bennett, 4%.

7.

If the Company determines to withdraw from or terminate the MSG Contract, and to relinquish its interest in the Pilar Gold Property, it shall first offer to assign its rights and interests under the MSG Contract to Stephens, for consideration of $1000. At the time of the offer to assign its interests to Stephens, the Company shall provide Stephens a copy of all factual data it has collected while working on the Pilar Gold Property. Stephens shall have a period of fifteen days to accept such assignment. Any such offer of assignment shall be made at least thirty days prior to the due dates of option or purchase payments under the MSG Contract. Nothing in this clause shall prevent the Company from selling or dealing on an arms-length commercial basis with its interest in the MSG Contract.

8.	If the Company assigns its interest in the MSG Contract to a third party, the assignment shall stipulate that such third party will assume the obligations under this Agreement.

9.	This Agreement shall be deemed to be executed and delivered within the State of New Mexico and is to be construed, interpreted and applied in accordance with the laws of the State of New Mexico.

AGREED to as of the date above.

[Signatures to follow]

SANTA FE GOLD CORPORATION	JACKIE E. STEPHENS

W. Pierce Carson,	Jackie E. Stephens
President & CEO
Santa Fe Gold Corporation